Exhibit 10.3

J J Holand Limited

Registered Office : International Trust Building, Wickhams Cay I, Road Town, Tortola, BVI.

Administration Office : 18/38 Moo 8 (Moo Ban Putthadorn), Putthamonthon 4 Road, Krathum Lom, Sampran, Nakom Pathom 73220, Thailand.

Tel : 66 0811737434     Fax : 662 889 9600     E-mail : mccullochkm@gmaill.com     SKYPE : kmm47usa

Nov 20, 2015

Mr. Benjamin Ridding

Global Cosmetics, Inc.

Pavilion, 96 Kensington High Street

Kensington

London W8 4SG

UK

Dear Ben

Further to the signing of the License Agreement for 4U2 Cosmetics on today’s date, the letter confirms that, after the commencement of the first renewal period of the License, Global Cosmetics, Inc. will be granted 50% beneficial ownership of the 4U2 Trademarks that are registered in the Territory, with J J Holand Limited (‘JJH’) owning the other 50% - the registrations will remain in JJH’s ownership on the various registers and JJH will remain responsible for the management and continued existence of the various marks.

In the event that either party receives a bona fide offer from a third party to purchase the marks, the receiving party will advise the other immediately and both parties will then discuss and agree their joint position regarding any such offers. In the event that the marks are sold, each party will be entitled to 50% of the net purchase receipt, that is the agreed price less any costs associated with the sale which shall be billed to JJH.

Please confirm receipt and understanding of this arrangement.

Looking forward to a long and mutually rewarding relationship,

Yours Sincerely,

Keith M McCulloch – Director and Signatory

Confirmation of understanding:

Ben Ridding – Authorized Signatory

November 20, 2015